UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 28, 2010 (June 27, 2010)

Rexahn Pharmaceuticals, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-34079	11-3516358
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15245 Shady Grove Road, Suite 455	20850
Rockville, MD	(Zip Code)
(Address of Principal Executive Offices)

(240) 268-5300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry Into a Material Definitive Agreement.

On June 27, 2010, Rexahn Pharmaceuticals, Inc., a Delaware corporation (“Rexahn”), entered into an engagement letter (the “Engagement Letter”) with Rodman & Renshaw, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of shares of Rexahn’s common stock and warrants to purchase shares of Rexahn’s common stock in a registered direct public offering.  Rexahn has agreed to pay the Placement Agent an aggregate fee equal to 5.5% of the gross proceeds received in the offering.  In addition, Rexahn has agreed to grant to the Placement Agent a warrant to purchase 200,000 shares of Rexahn’s common stock, representing an aggregate of 3% of the aggregate number of shares sold in the offering, and reimburse the Placement Agent for expenses incurred by it in connection with the offering in an amount equal to 0.8% of the gross proceeds received by Rexahn in the offering, but in no event in excess of $25,000 without Rexahn’s approval.

On June 28, 2010, Rexahn and certain institutional investors entered into a securities purchase agreement, pursuant to which Rexahn agreed to sell an aggregate of 6,666,667 shares of its common stock and warrants to purchase a total of 2,000,000 shares of its common stock to such investors for gross proceeds of $10.0 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.30 of a share of common stock.  The purchase price per unit is $1.50.  Subject to certain ownership limitations, the warrants will be exercisable immediately and will expire four years from the date the warrants are issued, at an exercise price of $1.90 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

The net proceeds to Rexahn from the registered direct public offering, after deducting the Placement Agent’s fees and expenses (not including the warrants to purchase an aggregate of 200,000 shares of Rexahn common stock issued to the Placement Agent), Rexahn’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $9.28 million.  The offering is expected to close on or about July 1, 2010, subject to the satisfaction of customary closing conditions.

The shares of common stock, warrants to purchase common stock (excluding the Placement Agent’s warrants) and shares of common stock issuable upon exercise of the investor warrants will be issued pursuant to a prospectus supplement dated as of June 28, 2010, which was filed with the Securities and Exchange Commission in connection with a takedown from Rexahn’s shelf registration statement on Form S-3 (File No. 333-152640), which became effective on August 8, 2008, and the base prospectus dated as of August 8, 2008 contained in such registration statement.

The legal opinion of Patton Boggs LLP relating to the legality of the issuance and sale of the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants in the offering is attached hereto as Exhibit 5.1 to this Current Report on Form 8-K.

The description of terms and conditions of the Engagement Letter, the form of warrant and securities purchase agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Letter, the form of warrant and securities purchase agreement, which are attached hereto as Exhibits 1.1, 4.1 and 10.1, respectively, and incorporated herein by reference.

The Engagement Letter and the securities purchase agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties.  The provisions of the Engagement Letter and the securities purchase agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in Rexahn’s filings with the Securities and Exchange Commission.

Item 7.01  Regulation FD Disclosure.

On June 28, 2010, Rexahn issued a press release announcing the registered direct offering described in Item 1.01 above.  A copy of the press release is furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by Rexahn under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1	Engagement letter, dated as of June 27, 2010, by and between Rexahn Pharmaceuticals, Inc. and Rodman & Renshaw, LLC.*

4.1	Form of Warrant.

5.1	Opinion of Patton Boggs LLP.

10.1	Form of Securities Purchase Agreement, dated June 28, 2010, by and between Rexahn Pharmaceuticals, Inc. and the investors in the offering.*

23.1	Consent of Patton Boggs LLP (included in Exhibit 5.1).

99.1	Press release dated June 28, 2010.
*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexahn Pharmaceuticals, Inc.

Date: June 28, 2010	By:	/s/ Tae Heum Jeong
		Name:	Tae Heum Jeong
		Title:	Chief Financial Officer